Exhibit 99.3

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Consolidated Financial Results for the Six Months Ended September 30, 2026 (Japanese GAAP)

October 30, 2026

Company name: Mitsubishi Kakoki Kaisha, Ltd.
Listing: Tokyo Stock Exchange
Securities code: 6331
URL: https://www.kakoki.co.jp/
Representative: Toshikazu Tanaka , Representative Director/ President and CEO
Inquiries: Toru Nakamura , General Manager, Finance Department
Telephone: +81-44-333-5354
Scheduled date to file semi-annual securities report: November 13, 2026
Scheduled date to commence dividend payments: December 1, 2026
Preparation of supplementary material on financial results: Yes
Holding of financial results briefing: Yes(For institutional investors and securities analyst)

(Yen amounts are rounded down to millions, unless otherwise noted.)

1. Consolidated Financial Results for the Six Months Ended September 30, 2026 (from April 1, 2026 to September 30, 2026)

(1) Consolidated Operating Results	(Percentages indicate year-on-year changes.)

	Net sales		Operating income		Ordinary income		Profit attributable to owners of parent
Six months ended	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%
September 30, 2026	38,021	5.3	3,917	6.4	3,910	1.2	3,163	18.1
September 30, 2025	36,123	35.7	3,681	65.4	3,864	78.2	2,679	86.0

Note: Comprehensive income	Six months ended September 30, 2026:	¥3,412 million	[ 10.0	%]
	Six months ended September 30, 2025:	¥3,103 million	[ 81.1	%]

	Basic earnings per share	Diluted earnings per share
Six months ended	Yen	Yen
September 30, 2026	138.85	-
September 30, 2025	117.64	-

(2) Consolidated Financial Position

	Total assets	Net assets	Equity ratio	Net assets per share
As of	Millions of yen	Millions of yen	%	Yen
September 30, 2026	81,453	46,614	57.2	2,046.19
March 31, 2026	78,093	44,932	57.5	1,972.37

Reference: Equity	As of September 30, 2026:	¥46,614 million
	As of March 31, 2026:	¥44,932 million

2. Dividends

	Annual dividends
	1st quarter-end	2nd quarter-end	3rd quarter-end	Year-end	Total
	Yen	Yen	Yen	Yen	Yen
Fiscal year ended March 31, 2026	-	40.00	-	75.00	115.00
Fiscal year ending March 31, 2027	-	60.00
Fiscal year ending March 31, 2027 (Forecast)			-	75.00	135.00

Note: Revisions to the forecast of cash dividends most recently announced:  Yes

Note: Breakdown of the second quarter dividend for the fiscal year ending March 31, 2027

Ordinary dividend 69.00yen  Special dividend 9.00yen

3. Consolidated Financial Result Forecasts for the Fiscal Year Ending March 31, 2027 (from April 1, 2026 to March 31, 2027)

(Percentages indicate year-on-year changes.)

	Net sales		Operating income		Ordinary income		Profit attributable to owners of parent		Net income per share
	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%	Yen
Full year	83,500	(0.9)	9,500	3.5	9,300	(1.7)	7,450	(1.3)	327.03

Note: Revisions to the financial result forecast most recently announced:  Yes

* Notes

(1) Significant changes in the scope of consolidation during the period:    None

(2) Adoption of accounting treatment specific to the preparation of semi-annual consolidated financial statements: None

(3) Changes in accounting policies, changes in accounting estimates, and restatement

(i)	Changes in accounting policies due to revisions to accounting standards and other regulations: None

(ii)	Changes in accounting policies due to other reasons: None

(iii)	Changes in accounting estimates: None

(iv)	Restatement: None

(4) Number of issued shares (common shares)

(i)	Total number of issued shares at the end of the period (including treasury shares)

As of September 30, 2026	23,741,850 shares
As of March 31, 2026	23,741,850 shares

(ii)	Number of treasury shares at the end of the period

As of September 30, 2026	960,712 shares
As of March 31, 2026	960,760 shares

(iii)	Average number of shares outstanding during the period (cumulative from the beginning of the fiscal year)

Six months ended September 30, 2026	22,781,122 shares
Six months ended September 30, 2025	22,775,578 shares

*	Review of the Japanese-language originals of the attached consolidated quarterly financial statements by certified public accountants or an audit firm: None

*	Proper use of earnings forecasts, and other special matters

The performance forecasts and other forward-looking statements contained in this document are based on information currently available to the company and on certain assumptions that the company considers to be reasonable and are not intended to guarantee that they will be achieved. Actual performance may differ significantly due to various factors

(How to obtain materials for the financial results briefing)

The Company plans to hold a financial results briefing for institutional investors and analysts on November 18, 2026 (Wednesday). The presentation materials to be used at the briefing will be disclosed in advance through TDnet and on the Company’s website. In addition, a video recording of the briefing will be made available on the Company’s website and other channels after the event.

Semi-annual Consolidated Financial Statements and Primary Notes

Semi-annual Consolidated Balance Sheet

	(Millions of yen)
	As of March 31, 2026	As of September 30, 2026
Assets
Current assets
Cash and deposits	9,025	7,443
Notes and accounts receivable - trade, and contract assets	34,215	31,990
Electronically recorded monetary claims - operating	3,865	5,298
Finished goods	754	846
Work in process	3,446	4,321
Raw materials and supplies	1,335	1,370
Other assets	3,981	5,174

Total current assets	56,625	56,444

Non-current assets
Property, plant and equipment	8,050	11,554
Intangible assets
Goodwill	740	712
Other	1,358	1,297

Total intangible assets	2,098	2,010

Investments and other assets
Investment securities	6,759	7,034
Retirement benefit asset	3,551	3,776
Other assets	1,008	632

Total investments and other assets	11,319	11,444

Total non-current assets	21,468	25,008

Total assets	78,093	81,453

Liabilities
Current liabilities
Accounts payable - trade	9,001	6,248
Electronically recorded obligations - operating	1,682	1,295
Short-term debt	3,500	8,000
Current portion of long-term debt	700	1,200
Accured income taxes	2,574	954
Contract liabilities	5,427	3,057
Accured bonuses	1,331	995
Accured bonuses to directors (and other officers)	55	18
Provision for warranties to completed construction	775	684
Provision for loss on construction contracts	158	217
Other current liabilities	2,085	1,789

Total current liabilities	27,291	24,462

Non-current liabilities
Long-term debt	1,300	7,700
Provision for executive compensation BIP trust	137	180
Provision for employee stock ownership plan trust	103	167
Liability for retirement benefits	3,644	1,201
Other long term liabilities	684	1,125

Total non-current liabilities	5,870	10,376

Total liabilities	33,161	34,839

		(Millions of yen)
	As of March 31, 2026	As of September 30, 2026
Net assets
Shareholders’ equity
Common stock	3,956	3,956
Capital surplus	4,335	4,335
Retained earnings	33,271	34,703
Treasury shares	(797)	(797)

Total shareholders’ equity	40,766	42,198

Accumulated other comprehensive income
Unrealized gain on available-for-sale securities	2,930	3,125
Deferred gains or losses on hedges	(9)	28
Foreign currency translation adjustment	(248)	(211)
Accumulated remeasurements of defined benefit plans	1,493	1,473

Total accumulated other comprehensive income	4,165	4,415

Total net assets	44,932	46,614

Total liabilities and net assets	78,093	81,453

Semi-annual Consolidated Statements of Income and Comprehensive Income

Semi-annual Consolidated Statement of Income

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Net sales	36,123	38,021
Cost of sales	28,268	29,062

Gross profit	7,854	8,959

Selling, general and administrative expenses	4,173	5,041

Operating income	3,681	3,917

Non-operating income
Interest income	2	1
Dividend income	107	218
Foreign exchange gains	177	-
Other	10	14

Total non-operating income	298	235

Non-operating expenses
Interest expenses	15	58
Commission expenses	28	-
Foreign exchange losses	-	89
Loss on removal of noncurrent assets	24	-
Other	47	93

Total non-operating expenses	115	241

Ordinary income	3,864	3,910

Extraordinary income

Gain on contribution of securities to retirement benefit trust	-	774

Total extraordinary income	-	774

Extraordinary losses
Impairment losses	15	-

Total extraordinary losses	15	-

Profit before income taxes	3,848	4,685

Income taxes - current	1,123	843
Income taxes - deferred	46	678

Total income taxes	1,169	1,522

Net income	2,679	3,163

Profit attributable to owners of parent	2,679	3,163

Semi-annual Consolidated Statement of Comprehensive Income

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Net income	2,679	3,163
Other comprehensive income
Unrealized gain(loss) on available-for-sale securities	441	194
Deferred gains (losses) on hedges	(15)	38
Foreign currency translation adjustment	(5)	37
Remeasurements of defined benefit plans	3	(20)

Total other comprehensive income	424	249

Comprehensive income	3,103	3,412

Comprehensive income attributable to
Comprehensive income attributable to owners of parent	3,103	3,412

Semi-annual Consolidated Statement of Cash Flows

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Cash flows from operating activities
Income before income taxes	3,848	4,685
Depreciation and amortization	401	400
Impairment losses	15	-
Amortization of goodwill	27	27
Gain on contribution of securities to retirement benefit trust	-	(774)
Loss on valuation of inventories	(27)	(1)
Increase (decrease) in accured bonuses	(257)	(335)
Increase (decrease) in provision for bonuses for directors	(0)	(36)
Increase (decrease) in provision for warranties for completed construction	151	(90)
Increase (decrease) in provision for loss on construction contracts	48	59
Increase (decrease) provision for executive compensation BIP trust	(38)	43
Increase (decrease) in provision for employee stock ownership plan trust	(30)	64
Increase (decrease) in asset and liability for retirement benefits	(282)	(273)
Contribution to retirement benefit trust	-	(1,424)
Interest and dividend income	(110)	(220)
Interest expenses	15	58
Foreign exchange losses (gains)	(151)	65
Decrease (increase) in accounts receivables-trade	4,692	797
Decrease (increase) in inventories	(944)	(1,007)
Decrease (increase) in advance payments	(283)	(1,013)
Increase (decrease) in notes and accounts receivable, trade	635	(3,139)
Increase(decrease) in contract liabilities	(685)	(2,358)
Other, net	(376)	(491)

Subtotal	6,646	(4,966)

Interest and dividends received	110	220
Interest paid	(15)	(60)
Income taxes paid	(871)	(2,273)

Net cash provided by (used in) operating activities	5,869	(7,080)

Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets	(966)	(3,840)
Purchase of investment securities	(591)	(69)
Short-term debt advances	-	(100)
Proceeds from collection of short-term receivable	30	-
Long-term debt advances	(1)	(2)
Proceeds from collection of long-term receivable	3	3
Purchase of shares of unconsolidated subsidiaries	(10)	(126)
Other, net	(6)	2

Net cash provided by (used in) investing activities	(1,541)	(4,131)

Cash flows from financing activities
Net increase (decrease) in short-term debt	-	4,500
Proceeds from long-term loans payable	-	7,400
Repayments of long-term loans payable	-	(500)
Repayments of lease obligations	(7)	(8)
Proceeds from sale of treasury shares	105	0
Purchase of treasury shares	(357)	(0)
Cash dividends paid	(1,230)	(1,731)

Net cash provided by (used in) financing activities	(1,488)	9,660

Effect of exchange rate change on cash and cash equivalents	133	(30)

Net increase (decrease) in cash and cash equivalents	2,972	(1,582)

Cash and cash equivalents at beginning of period	10,822	9,024
Decrease in cash and cash equivalents resulting from exclusion of subsidiaries from consolidation	(156)	-

Cash and cash equivalents at end of period	13,638	7,442